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                                                                    EXHIBIT 23.1

                        Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated February 8, 2002 (except Notes 17 and 18, as to which the dates are April 4, 2002 and April ___, 2002, respectively) in the Registration Statement (Form S-1 No. 333-________) and the related Prospectus of Bakers Footwear Group Inc. for the registration of 2,500,000 shares of its common stock.

                                             Ernst & Young LLP

St. Louis, Missouri
April___ 2002

The foregoing consent is in the form that will be signed upon the completion of the restatement of capital accounts described in Note 12 and Note 18 to the financial statements.

                                             /s/ Ernst & Young LLP

St. Louis, Missouri
April 12, 2002